                                                                     EXHIBIT 3.3

                           CERTIFICATE OF DESIGNATION

                               BofI Holding, Inc.
                             A Delaware Corporation

      The undersigned, Jerry F. Englert and C. Michelle Paulus, certify that:

      1. They are the Chairman of the Board and the Secretary, respectively, of BofI Holding, Inc., a Delaware corporation (the "corporation").

      2. Pursuant to the Unanimous Written Consent of the Board of Directors of the corporation, dated as of October 23, 2003, the following resolution was duly adopted:

            "WHEREAS, Article IV of the Certificate of Incorporation of this corporation, authorizes a class of shares designated Preferred Stock, consisting of 1,000,000 shares;

            "WHEREAS, Article IV of the Certificate of Incorporation of this corporation authorizes issuance of shares of the Preferred Stock from time to time in one or more series and authorizes the Board of Directors to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of shares of Preferred Stock, and the number of shares constituting any such series as well as the designations of such series, or any of them; and

            "WHEREAS, it is now the desire of the Board of Directors, pursuant to the authority vested in it by the Certificate of Incorporation to fix and determine the rights, preferences, privileges and restrictions of a first series of Preferred Stock, to fix the number of shares constituting such series and to determine the designation thereof;

            "NOW, THEREFORE, BE IT HEREBY RESOLVED, that the Board of Directors does hereby provide for the issue of a first series of shares of Preferred Stock of the corporation and does hereby fix and determine the rights, preferences, privileges, and restrictions of, and other matters relating to, said series as set forth more particularly in Exhibit A attached to these resolutions and incorporated herein as if set forth in full.

            FURTHER RESOLVED, that the Chairman of the Board and the Secretary of this corporation be, and they hereby are, authorized and directed to prepare, execute, verify and file in the office of the Secretary of State of Delaware and any other regulatory agencies as may be required, a Certificate of Designation in accordance with this resolution and as required by law.

      3. The authorized number of shares of Preferred Stock of this corporation is 1,000,000. The number of shares of Preferred Stock constituting "Series A -- 6%


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Cumulative Nonparticipating Perpetual Preferred Stock, Convertible through
January 1, 2009" is 1,200. None of the shares of said series has been issued.

      IN WITNESS WHEREOF, the undersigned have executed this Certificate of Designation on October 23, 2003.

                                  /s/ Jerry F. Englert
                                  ----------------------------------------------
                                  Jerry F. Englert, Chairman of the Board

                                  /s/ C. Michelle Paulus
                                  ----------------------------------------------
                                  C. Michelle Paulus, Secretary

                      DECLARATION UNDER PENALTY OF PERJURY

      We, the undersigned, Jerry F. Englert and C. Michelle Paulus, are, and at all times mentioned in this Certificate of Designation were, the Chairman of the Board and Secretary, respectively, of BofI Holding, Inc., a Delaware corporation. We have read the foregoing Certificate of Designation and know the contents thereof. The matters set forth therein are true of our own knowledge and the signatures subscribed thereto are our genuine signatures.

      We, and each of us, declare under penalty of perjury that the foregoing is true and correct and that this Declaration was executed on October 23, 2003, in the City of San Diego, County of San Diego, State of California.

                                         /s/ Jerry F. Englert
                                         ---------------------------------------
                                         Jerry F. Englert

                                         /s/ C. Michelle Paulus
                                         ---------------------------------------
                                         C. Michelle Paulus

                                    EXHIBIT A

      SERIES A - 6% CUMULATIVE NONPARTICIPATING PERPETUAL PREFERRED STOCK,
                       CONVERTIBLE THROUGH JANUARY 1, 2009

      A. Name of Preferred Stock. The first series of shares of Preferred Stock shall be designated and known as "Series A - - 6% Cumulative Nonparticipating Perpetual Preferred Stock, Convertible through January 1, 2009" (the "Series A Preferred Stock").

      B. Authorized Number. The authorized number of shares constituting the Series A Preferred Stock shall be 1,200.

      C. Dividends Cumulative. The Series A Preferred Stock is entitled to receive, out of funds legally available therefor, cumulative dividends at the annual rate of $600.00 per share and no more, payable in quarterly installments of $150.00 each on March 31, June 30, September 30 and December 31, when and as declared by the Board of Directors. Such dividends shall accrue from the date of issuance of such shares of Series A Preferred Stock (the "Date of Issuance") whether or not earned so that no dividends or other distributions shall be made with respect to the common stock of the corporation (described in Article IV of the Certificate of Incorporation of the corporation)(the "Common Stock") until cumulative dividends on the Series A Preferred Stock for all past dividend periods and for the current three-month dividend period shall have been declared and paid or set apart. The amount of the first quarterly dividend payable to a purchaser of Series A Preferred Stock shall be prorated from the Date of Issuance of Series A Preferred Stock to such purchaser through the end of such quarter.

      D. Nonparticipating. After cumulative dividends on the Series A Preferred Stock for all past dividend periods and for the then-current three-month dividend period shall have been declared and paid or set apart, if the Board of Directors shall elect to declare additional dividends out of funds legally available therefor, such additional dividends shall be declared solely on the Common Stock.

      E. Liquidation Preference. Upon the voluntary or involuntary liquida-tion, winding up or dissolution of the corporation, the Series A Preferred Stock shall be entitled to receive, in preference to any payment on the Common Stock, an amount equal to $10,000.00 per share (the "Preferential Liquidation Amount"), plus cumulative dividends as provided in Paragraph C, above, accrued and unpaid to the date payment is made available to the Series A Preferred Stock and no more. After the full Preferential Liquidation Amount has been paid to, or determined and set apart for, the Series A Preferred Stock, the remaining assets after payment of liabilities shall be paid to the Common Stock. In the event the assets of the corporation are insufficient to pay the full Preferential Liquidation Amount required to be paid to the Series A Preferred Stock, the entire remaining assets after payment of liabilities shall be paid to the Series A Preferred Stock and the Common Stock shall receive nothing. A reorganization shall not be considered to be a liquidation, winding up or dissolution within the meaning of this Paragraph E and the Series A Preferred Stock shall be entitled only to the rights provided in the plan of reorganization, as may be provided in the Delaware General Corporation Law and otherwise in this Certificate of Incorporation.

      F. Voting Rights. The Company may not amend the Certificate of Incorporation or file a Certificate of Designation if the effect of any such amendment or filing would be to create or authorize the issuance of a class or series of Preferred Stock that would be eligible to receive any assets of the Company in preference to any payment to the Series A Preferred Stock upon a liquidation, unless such amendment or filing was first approved by a majority of the outstanding shares of Series A Preferred Stock, voting as a class. As used herein, a "majority of the outstanding shares of Series A Preferred Stock" means either: (i) the approval of a majority of shares voted at a meeting of the holders of Series A Preferred Stock, which has been noticed and convened in accordance with the Bylaws of the Company and at which a majority of such shares, which shall constitute a quorum for such a meeting, shall be present, or
(ii) if such approval is solicited by written consent without a meeting, the approval of a majority of all issued and outstanding shares of Series A Preferred Stock. Said approval shall be in addition to any other approval of the stockholders and directors of the Company that may be required under applicable law. Except as expressly provided by law or by this Certificate of Designation, the Common Stock has exclusive voting rights on all matters requiring a vote of shareholders, including election of directors, and the Series A Preferred Stock shall have no voting rights.

      G. Redemption. (1) Terms of Redemption. The Series A Preferred Stock is subject to redemption, out of funds legally available therefor, in whole, or from time to time in part, at the option of the Board of Directors of the corporation. As used herein, the term "Redeemed Shares" refers to the shares of the Series A Preferred Stock that have been called for redemption by the corporation. If only a portion of the Series A Preferred Stock is to be redeemed, the shares of the Series A Preferred Stock to be redeemed shall be selected pro rata. When redeeming shares of Series A Preferred Stock, the corporation shall also pay to the holder of such Redeemed Shares cumulative dividends as provided in Paragraph C, above, accrued and unpaid to the date fixed for redemption (the "Redemption Date"), as specified in the Notice of Redemption (as defined below). The price per share at which Series A Preferred Stock shall be redeemed by the corporation (the "Redemption Price") shall be determined as follows:

If the Redemption Date is:                 Redemption Price per Redeemed Share:
-------------------------                  -----------------------------------
On or before December 31, 2004                        $10,500.00

In calendar year 2005                                 $10,400.00

In calendar year 2006                                 $10,300.00

In calendar year 2007                                 $10,200.00

In calendar year 2008                                 $10,100.00

In calendar year 2009 or thereafter                   $10,000.00

      (2) Redemption Procedures. The corporation shall mail a notice of redemption (a "Notice of Redemption") to each holder of record of Redeemed Shares addressed to the holder at the address of such holder appearing on the books of the corporation or given by the holder to the corporation for the purpose of notice, or if no such address appears or is given at the place where the principal executive office of the corporation is located, not earlier than 60 nor later than 20 days before the Redemption Date. The Notice of Redemption shall include (i) identification of the class of shares or the part of the class of shares to be redeemed, (ii) the Redemption Date, (iii) the Redemption Price,
(iv) the amount of cumulative dividends that will be paid through the Redemption Date, (v) the place at which the shareholders may obtain payment of the Redemption Price upon surrender of share certificates representing Redeemed Shares, and (vi) the last date prior to the Redemption Date that any right of conversion that a holder may still have may be exercised. If funds are available on the Redemption Date, then whether or not the share certificates are surrendered for payment of the Redemption Price, the Redeemed Shares shall no longer be outstanding and the holders of Redeemed Shares shall cease to be shareholders of the corporation with respect to the Redeemed Shares on and after the Redemption Date and such shareholders shall De entitled only to receive the Redemption Price and accrued dividends, without interest, upon surrender of the share certificate for the Redeemed Shares. If less than all the shares represented by one share certificate are to be redeemed, the corporation shall issue a new share certificate for the shares not redeemed.

      (3) Paying Agent. If, on or prior to any Redemption Date, the corporation deposits with its stock transfer agent or with any bank or trust company (a "Paying Agent") as a trust fund a sum sufficient to redeem the Redeemed Shares on the Redemption Date, with irrevocable instructions and authorization to give the Notice of Redemption and to pay on and after the Redemption Date or prior thereto, the Redemption Price of the Redeemed Shares to their respective holders upon the surrender of their share certificates, then from and after the date of the deposit by the corporation with the Paying Agent (although prior to the Redemption Date) the Redeemed Shares shall be considered "redeemed" and dividends on those Redeemed Shares shall cease to accrue after the Redemption Date. The deposit shall constitute full payment of the Redemption Price and accrued dividends to the holders of such Redeemed Shares and from and after the date of the deposit such Redeemed Shares shall no longer be outstanding and the holders of such shares shall cease to be shareholders with respect to such Redeemed Shares and shall have no rights with respect thereto, except the right to receive from the Paying Agent payment of the Redemption Price and accrued dividends, without interest, upon surrender of their certificates for and the right to convert the shares prior to the Redemption Date, subject to the terms of Paragraph H.(3), below. After three months from the from Redemption Date, or sooner upon written request of the corporation, the Paying Agent shall return to the corporation funds deposited and not claimed prior thereto and thereafter the holder of a share certificate for Redeemed Shares shall solely look to the corporation for payment of the Redemption Price and accrued dividends.

      H. Conversion. (1) Terms of Conversion. At the option of the holder, shares of Series A Preferred Stock may be converted into shares of Common Stock, effective only as of the first day of any calendar quarter occurring between January I, 2004 through and including January 1, 2009 (a "Conversion Date"), in accordance with the terms and procedures contained herein. For purposes of any such conversion, each share of Series A Preferred Stock surrendered for conversion (a "Converted Share") shall be valued as equivalent to its Preferential Liquidation Amount but shall exclude the value of accrued and unpaid dividends. Upon conversion of Series A Preferred Stock, no fractional shares of Common Stock shall be issued. The corporation shall issue to the holder the greatest number of whole Common Shares issuable in accordance with Paragraph H.(2), below, and shall contemporaneously pay in cash to the converting holder the fair market value of any fractional share, as determined by the Board of Directors. The corporation shall reserve and keep reserved out of its authorized but unissued shares of Common - Stock sufficient shares to effect the conversion of all shares of Series A Preferred Stock outstanding from time to time.

      (2) Conversion Ratio. Each share of Series A Preferred Stock may be converted into a number of shares of Common Stock of the corporation equal to:
(i) the aggregate amount of the Preferential Liquidation Amount (exclusive of accrued and unpaid dividends) for the number of shares of Series A Preferred Stock being converted, divided by (ii) the Conversion Price (as set forth in the schedule below). The Conversion Price shall be determined according to the Conversion Date. The following table sets forth the Conversion Price for Converted Shares and the number of shares of Common Stock into which each share of Series A Preferred Stock will be converted upon conversion:

                                                               No. of Shares of
                                                                  Common Stock
If the Conversion                        Then the Conversion   to be issued per
Date is effective as of:                 Price* shall be:      Converted Share**
-----------------------                  ---------------       -----------------
January 1, April 1, July 1 or
October 1, 2004 or January 1,
April 1, July 1 or October 1, 2005
or January 1, 2006                            $10.50                  952

April 1, July 1 or October 1, 2006
or January 1, 2007                            $13.00                  769

April 1, July 1, or October 1, 2007
or January 1, 2008                            $15.50                  645

April 1, July 1, or October 1, 2008
or January 1, 2009                            $18.00                  555

----------
* The Conversion Price is subject to adjustment in certain events affecting capitalization, as provided in Paragraph H.(4), below.

**    Does not include fractional shares.

The holder of Series A Preferred Stock shall have no right to convert shares of Series A Preferred Stock effective after January 1, 2009.

      (3) Conversion Procedure. Shares of Series A Preferred Stock may be converted effective as of the first day of any calendar quarter commencing January 1, 2004 through and including January 1, 2009, but not thereafter. To convert shares of Series A Preferred Stock into Common Stock, the holder of such shares shall give to the chief financial officer of the corporation, or to its stock transfer agent if it has one, written notice of the holder's intent to convert all or a portion of the holder's shares of Series A Preferred Stock (the "Notice of Conversion"), provided, that the holder gives the Notice of Conversion during the third calendar month of any calendar quarter (a "Notice Month") through and including the fourth calendar quarter of the year 2008. Giving of Notice of Conversion shall be construed as the holder's election to convert the Converted Shares, effective as of the first day of the calendar quarter immediately following the end of the Notice Month. The Notice of Conversion shall be addressed to the corporation at its principal executive office or to its stock transfer agent, if it has one, and shall contain the name, address and other contact information for the converting holder, together with the number of the share certificate representing the Converted Shares and the number of shares the holder intends to convert. Contemporaneous with or after a holder has given Notice of Conversion, the holder shall surrender the share certificate representing such Converted Shares to the corporation at its principal executive office, or to the corporation's transfer agent, if it has one, duly endorsed in favor of the corporation, provided, that the holder surrenders such share certificate during the Notice Month or within five days after the end of such Notice Month. The endorsement of the share certificate and the request to convert shall be in form and content satisfactory to the stock transfer agent or the corporation, as the case may be. Provided that the Notice of Conversion has been timely given and the share certificate for the Converted Shares duly endorsed and timely surrendered, the conversion shall be considered to have occurred effective as of the Conversion Date. The holder who has converted his or her Converted Shares shall thereupon be entitled to receive share certificates for the appropriate number of shares of Common Stock and shall be regarded for all corporate purposes from and after such Conversion Date as the holder of the number of shares of Common Stock to which he is entitled upon the conversion. Notwithstanding the foregoing, if the holder of Series A Preferred Stock desires to convert such shares after the holder has received a Notice of Redemption with respect to such shares, the holder may nonetheless convert such shares (the "Redeemed/Converted Shares") prior to their redemption, provided that on or before the close of business on the fifth business day preceding the Redemption Date, the holder complies with the procedures specified hereinabove for giving Notice of Conversion and duly surrendering the share certificate for Redeemed/Converted Shares.

      (4) Anti-Dilution Adjustment of Conversion Price. In the event of a stock split, reverse stock split, stock dividend, reorganization or recapitalization affecting the number of shares of Common Stock outstanding, the Conversion Price shall be proportionately adjusted so as to fairly and equitably preserve the conversion rights of the Series A Preferred Stock.

      (5) Notice of Change of Conversion Price. Promptly after any change in the Conversion Price, the corporation shall prepare and mail by first class, postage prepaid mail to each holder of Series A Preferred Stock a written statement setting forth in detail the facts causing the change in the Conversion Price, the changed Conversion Price and the computation thereof (a "Change Notice"). The Change Notice shall be signed by the president and by the chief financial officer and shall be filed with the secretary of the corporation and the stock transfer agent, if there be one.

      (6) No Adjustments. Anything herein to the contrary notwithstanding, the corporation shall not be required to make any adjustment of the Conversion Price upon the conversion of any shares of Series A Preferred Stock or, in the case of the issuance of any Convertible Securities, options or Common Stock, in connection with (i) any employee stock option plan of the corporation or (ii) any qualified employee stock ownership plan of the corporation.

      I. Perpetual Issuance. Shares of Series A Preferred Stock shall remain outstanding in perpetuity unless and until such shares are redeemed or converted as provided herein.

      J. No Preemptive Rights. No holder of shares of Series A Preferred Stock shall have any preemptive or preferential right of subscription to any shares of any class of stock of the corporation, whether now or hereafter authorized, or to any obligation convertible into stock of the corporation, issued or sold, nor to any right of subscription to any of such securities other than such, if any, as the Board of Directors, in its sole discretion, may from time to time determine and at such price as the Board of Director may from time to time fix.

      K. Status of Redeemed and Converted Shares. Shares of Series A Preferred Stock that are converted into shares of Common Stock as provided herein or that are redeemed as provided herein shall be restored to the status of authorized but unissued shares of Preferred Stock.

      L. Definition of Common Stock. As used herein, "Common Stock" shall also include any stock of any class of the corporation hereafter authorized which shall have no preference over any other shares with respect to the distribution of assets on liquidation or with respect to the payment of dividends; provided that the Common Stock receivable upon conversion of shares of Series A Preferred Stock shall include only shares designated as Common Stock and described in Article IV of the corporation's Certificate of Incorporation.

      M. Notice. Except as may otherwise be expressly provided herein, notices given and deliveries made in connection with Series A Preferred Stock may be given by (i) first class mail, postage prepaid, (ii) personal delivery, whether by the party giving such notice or making such delivery or by an agent on behalf of such person, or (iii) a recognized courier service guaranteeing overnight or two day delivery service. Notice so given or a delivery so made, shall be considered effective as of the date of receipt of such notice or delivery by the person to whom the notice is addressed or the delivery directed.

Notice to the corporation shall be addressed to the chief financial officer at the principal executive office of the corporation and notice to the holder of Series A Preferred Stock shall be addressed to the holder at the address for such holder on the records of the corporation or the stock transfer agent of the corporation, if it has one.